Exhibit 99.1

CVR PARTNERS DECLARES 2012 FOURTH QUARTER DISTRIBUTION OF 19.2 CENTS

Company Exceeds Distribution Guidance for Full Year 2012

Anticipates Significant Growth in 2013 Cash Available for Distribution

SUGAR LAND, Texas (Jan. 24, 2013) – CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today declared a cash distribution of 19.2 cents per common unit for the fourth quarter of 2012.

The distribution as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid Feb. 14, 2013, to unitholders of record on Feb. 7, 2013.

As expected and previously included in the company’s 2012 guidance, the scheduled plant turnaround in October significantly impacted fourth quarter cash available for distribution. The company’s next turnaround is scheduled for the 2014 fourth quarter.

CVR Partners’ fourth quarter cash distribution brings the cumulative cash distributions paid or declared for the 2012 full year to $1.81 per common unit, which exceeds the company’s distribution guidance of $1.70 to $1.80 per common unit.

Primarily due to the expansion of its UAN plant and no turnaround in 2013, the company continues to expect a significant double-digit increase in cash available for distribution for the full year of 2013 as compared to the 2012 full year.

Formal 2013 financial guidance will be provided with the release of the company’s 2012 fourth quarter and full year results on Feb. 27, 2013, after the close of New York Stock Exchange trading. Chief Executive Officer Byron Kelley and other executives will also host a teleconference call for analysts and investors on Thursday, Feb. 28, at 11 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=91604. For investors or analysts who want to participate during the call, the dial-in number is 877-407-8029. For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=91604. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 407367.

CVR Partners’ fourth quarter and year end 2012 earnings news release will be distributed via PR Newswire and posted at www.CVRPartners.com.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

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About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate (UAN) unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen. A capital project underway to expand the facility’s UAN production capacity to more than 3,000 tons per day is scheduled for completion by early March 2013.

For further information, please contact:

Investor Relations:

Wes Harris

281-207-3490

InvestorRelations@CVRPartners.com

Media Relations:

Angie Dasbach

913-982-0482

MediaRelations@CVRPartners.com